Exhibit 99.1

Neurogen Corporation
For Immediate Release	Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
FIRST QUARTER 2007 FINANCIAL RESULTS

Branford, CT, May 4, 2007 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the first quarter ended March 31, 2007.

Neurogen recognized a net loss for the first quarter of 2007 of $19.3 million, or $0.46 per share on 41.7 million weighted average shares outstanding. This compares to a net loss during the first quarter of 2006 of $14.3 million, or $0.42 per share on 34.5 million weighted average shares outstanding.

Neurogen’s total cash and marketable securities as of March 31, 2007 totaled $89.8 million.

William H. Koster, Ph.D., President and CEO said, "During the first quarter, we’ve maintained the forward momentum that’s been building over the last two years. We are continuing to make investments in the progress of our growing pipeline of drug programs--by the end of 2007 we anticipate that Neurogen will have up to five Phase 2 programs running simultaneously.

“Currently, we have two Phase 2b trials underway in chronic insomnia with NG2-73, and we recently announced positive first-in-human results for obesity for our MCHR1 antagonist, NGD 4715, targeted to treat obesity. We plan to initiate a Phase 2a proof-of-concept clinical trial in obesity after the conclusion of multiple ascending dose studies. We also are planning to initiate two Phase 2 programs with our D2 partial agonist, Aplindore, for Parkinson’s disease and Restless Legs Syndrome. In addition to these programs, all wholly-owned by Neurogen, our partner Merck (NYSE: MRK) is conducting a Phase 2a proof-of-concept study in dental pain with our VR-1 antagonist NGD 8243.”

Operating revenue for the first quarter of 2007 decreased to $2.4 million from $3.8 million for the first quarter of 2006. The decrease is due to a scheduled reduction in research revenues from the Company’s collaboration with Merck to discover and develop VR1-based drugs for pain and other indications.

Research and development expenses for the first quarter of 2007 increased to $18.9 million from $15.8 million in the first quarter of 2006. The increase in R&D expenses for the quarter is due mainly to increased spending in Neurogen’s insomnia and obesity clinical programs.

General and administrative expenses for the first quarter of 2007 increased to $3.8 million, compared to $3.0 million for the same period in 2006. The increase for the quarter is due mainly to increases in administrative and patent expenses.

Webcast
The Company will host a conference call and webcast to discuss first quarter results at 10:00 a.m. ET today, May 4, 2007. The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there. A replay of the call will be available after 1:00 pm ET today and accessible through the close of business, May 11, 2007. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 88734869.

About Neurogen
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, restless legs syndrome (RLS), Parkinson’s disease, pain, obesity, and depression. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies. Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

(Financial Tables Follow)

Page 3 of 4: Neurogen Announces 2007 Financial Results, May 4, 2007

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006

Operating revenues:
License fees	$1,365	$1,115
Research revenues	1,040	2,700
Total operating revenues	2,405	3,815

Operating expenses:
Research and development	18,923	15,829
General and administrative	3,757	3,018
Total operating expenses	22,680	18,847
Operating loss	(20,275)	(15,032)

Other income, net	884	689

Income tax benefit	111	--

Net loss	$(19,280)	$(14,343)

Basic and diluted loss per share	$(0.46)	$(0.42)

Shares used in calculation of loss per share:
Basic and diluted	41,741	34,449

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Page 4 of 4: Neurogen Announces 2007 Financial Results, May 4, 2007

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	March 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$53,006	$56,170
Marketable securities	36,758	51,401
Total cash and marketable securities	89,764	107,571
Receivables from corporate partners	111	209
Other current assets, net	3,024	2,813
Total current assets	92,899	110,593

Net property, plant and equipment	26,798	27,085
Other assets	58	61
Total assets	$119,755	$137,739

Liabilities and Stockholders’ Equity
Current liabilities
Unearned revenue from corporate partners, current portion	7,520	7,520
Other current liabilities	11,813	9,935
Total current liabilities	19,333	17,455

Long term liabilities
Unearned revenue from corporate partners, net of current portion	5,063	6,768
Loans payable, net of current portion	8,609	8,976
Total liabilities	33,005	33,199

Total stockholders’ equity	86,750	104,540
Total liabilities and stockholders’ equity	$119,755	$137,739

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